Exhibit 99.1

Press Release	Source: Naturade, Inc.

Naturade, Inc., Sales Growth Continues Through 3rd Quarter 2003

Monday November 3, 9:02 am ET

Net Loss for the Quarter Declines Over 50%, with Gross Profit Up 13.5%

IRVINE, Calif—Nov. 3, 2003—Naturade, Inc. (OTCBB:  NRDC), a leading marketer of soy protein products for weight loss and cholesterol reduction under the brand name Naturade Total Soy®, today reported net sales of $3,767,767 for the three months ended September 30, 2003, yielding a 13.5% increase in gross profit to $1,793,076, compared to the same period in 2002.

This significant improvement was driven by product cost controls and promotional allowance management that led to significant increases in gross margin for both the quarter and the first nine months. Gross margin increased from 43.9% to 47.6% for the quarter and from 42.4% to 46.3% for the first nine months of 2003.

Net sales continued to grow, with a 4.7% increase posted for the three months ended September 30, 2003 compared to the same period in 2002, and a 14.8% increase for the first nine months compared to $11,716,506 a year ago. Gross profit increased 25.2% for the first nine months, yielding a $1,144,796 reduction in net loss to $661,871. Net loss for the third quarter declined 50.8% to $236,375, compared to the same period in 2002.

Naturade CEO Bill Stewart says, “Increased consumer focus on weight loss and the raging obesity concern dominating today’s health news has driven consumers to search for weight loss products that are safe and effective. Repositioning our Naturade Total Soy® brand to help ‘reduce cholesterol and manage your weight’ has led to real gains with the consumer.”

Stewart continues, “Naturade continues to expand its distribution in the health food channel while our strategic initiative of penetrating the mass market has proven successful through increasing turn sales. Our primary focus is on expanding our distribution through profitable retail partnerships.

“Naturade’s management team is equally committed to cost containment. As a result,” Stewart says, “we have trimmed our promotional spending and exited accounts where expenses were out of line with volume. In addition, the Company’s ongoing research and development has resulted in product reformulations that have reduced or contained manufacturing costs while improving the quality and taste of the product. The combined efforts of management to contain manufacturing cost, control promotional allowances and reduce overhead expenditures have resulted in a decrease in the Company’s net loss by $1.1 million through the first nine months of 2003,” adds Stewart.

Headquartered in Irvine, Calif., Naturade provides healthy solutions for weight loss consistent with its commitment to improve the health and well-being of consumers with innovative natural products. Its premier product, Naturade Total Soy®, is a complete line of ready-to-drink, bar and shake mix meal replacement products for weight loss and cholesterol reduction sold at major supermarkets and club, health food, drug and mass merchandise stores throughout the U.S. and Canada. Well-known for over 50 years of leadership in soy protein, Naturade also markets a complete line of protein boosters for low carbohydrate dieters. Its newest brand, Diet Lean™, is an all-natural carbohydrate blocker to help consumers lose weight without starving themselves. The Company’s other products include Calcium Shake™, Naturade Total Soy Menopause Relief™, Power Shake®, Quick Fizz™ and Aloe Vera 80®. For more information, visit www.naturade.com.

NOTE: THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 PROVIDES A “SAFE HARBOR” FOR CERTAIN FORWARD-LOOKING STATEMENTS. THE STATEMENTS CONTAINED IN THIS NEWS RELEASE THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS BASED ON THE COMPANY’S CURRENT EXPECTATIONS AND BELIEFS CONCERNING FUTURE DEVELOPMENTS AND THEIR POTENTIAL EFFECTS ON THE COMPANY, INCLUDING, WITHOUT LIMITATION, STATEMENTS CONCERNING THE COMPANY’S STRATEGIES AND INITIATIVES TO IMPROVE BUSINESS RESULTS. THERE CAN BE NO ASSURANCE THAT FUTURE DEVELOPMENTS AFFECTING THE COMPANY WILL BE THOSE ANTICIPATED BY THE COMPANY. ACTUAL RESULTS MAY DIFFER FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS INVOLVE SIGNIFICANT RISKS AND UNCERTAINTIES (SOME OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY) AND ARE SUBJECT TO CHANGE BASED UPON VARIOUS FACTORS. THESE FACTORS INCLUDE THE IMPACT OF GOVERNMENT REGULATIONS, LESS STABLE DEMAND IN THE MASS MARKET, VARIABILITY OF QUARTERLY EARNINGS, BUSINESS INTERRUPTION DUE TO TERRORISM, ABILITY TO CONTINUE AS A GOING CONCERN AND POTENTIAL FUTURE EARNINGS LOSSES, DEPENDENCE ON KEY CUSTOMERS, DEPENDENCE ON CURRENT AND ONGOING FINANCING, DILUTION DUE TO FUTURE EQUITY SALES, TECHNOLOGICAL CHANGES, DEPENDENCE ON THIRD-PARTY MANUFACTURERS, PRICING PRESSURES AND OTHER COMPETITIVE FACTORS, DEPENDENCE ON QUALIFIED PERSONNEL, PRODUCT LIABILITY EXPOSURE, INABILITY TO IDENTIFY STRATEGIC GROWTH PARTNERS, INSTABILITY OF THE DIETARY SUPPLEMENT INDUSTRY, IMPACT OF ADVERSE PUBLICITY, LIMITED SUCCESS OF NEW PRODUCTS, INSUFFICIENT PROTECTION OF INTELLECTUAL PROPERTY, STOCK PRICE VOLATILITY AND CLOSE CONTROL OF COMPANY STOCK. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. FOR A MORE DETAILED DISCUSSION OF SOME OF THE ONGOING RISKS AND UNCERTAINTIES OF THE COMPANY’S BUSINESS, SEE THE COMPANY’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended (unaudited)
	9/30/03	9/30/02

Net Sales	$3,767,767	$3,597,557
Gross Profit	$1,793,076	$1,579,849
Gross Margin %	47.6%	43.9%
Net Loss	$(236,375)	$(480,558)
Net Loss applicable to common shares	$(365,720)	$(604,432)
Net Loss per common share	$(0.01)	$(0.01)

Weighted average common shares outstanding	44,533,886	44,236,233

CONDENSED CONSOLIDATED BALANCE SHEET

	September 30, 2003	December 31, 2002
	(unaudited)	(audited)

Current assets	$2,905,170	$3,943,907
Property and equipment, net	$175,738	$228,723
Other assets	$48,549	$49,594
Total assets	$3,129,457	$4,222,224

Current liabilities	$4,516,634	$5,373,678
Long-term debt, less current maturities	$463,882	$37,735
Redeemable convertible preferred stock & warrant	$1,139,942	$756,112
Stockholders’ deficit	$(2,991,001)	$(1,945,301)
Total liabilities and shareholders’ deficit	$3,129,457	$4,222,224

Contact:

Naturade, Inc.
John Hazlin, 714-573-4800, ext. 221
or
Mark Grody Associates
Mark Grody, 760-674-8012

Source: Naturade, Inc.